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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                           OF THE AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              BARNES & NOBLE, INC.

         (Under Section 242 of the General Corporation Law of Delaware)

         The undersigned hereby certifies that:

         FIRST: The name of the corporation is Barnes & Noble, Inc. (hereinafter the "Corporation").

         SECOND: The Certificate of Incorporation of the Corporation is hereby amended by striking out section (a) of Article Fourth thereof and by substituting in lieu of said section (a) of Article Fourth the following:

         FOURTH: (a) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is (i) 300,000,000 shares with a par value of $.001 per share which are to be of a class designated "Common Stock" and (ii) 5,000,000 shares with a par value of $.001 per share which are to be of a class designated "Preferred Stock."

         THIRD: The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, this certificate has been signed this 17th day of June, 1998 and it is affirmed that the statements made herein are true under the penalties of perjury.

                                         BARNES & NOBLE, INC.

                                         By: /s/Jay M. Dorman
                                             --------------------
                                             Jay M. Dorman
                                             Assistant Secretary